Exhibit 99.1

Farmland Partners Announces Appointment of Susan Landi as CFO

Staff Transition Part of Company’s Cost-Cutting Initiative

DENVER, May 28, 2024 (BUSINESS WIRE) -- Farmland Partners Inc. (NYSE: FPI) (the “Company” or “FPI”) today announced that Susan Landi has been appointed to the Company’s executive team as Chief Financial Officer (“CFO”) and Treasurer. Ms. Landi, the senior accounting professional at FPI for over four years, assumed her new role on May 28, 2024. Ms. Landi’s responsibilities will include overseeing the Company's finance, accounting, treasury, and SEC financial reporting functions.

Ms. Landi succeeds James Gilligan, who has stepped down as CFO upon mutual agreement with the Company and will remain as an employee with the Company through June 30, 2024 to ensure a smooth transition.

“Susan is the perfect person to build upon the great work James did during his tenure. Susan knows FPI’s finances and the farmland business well, she has a strong track record of driving positive results, and she’s already proven herself to be an invaluable member of our close-knit team. I’m excited for Susan and look forward to working with her as CFO,” said FPI Chief Executive Officer Luca Fabbri. “James is a consummate professional who should be proud of the job he’s done leading FPI’s finance department since October 2021. We wish him nothing but success moving forward.”

Mr. Fabbri, who also served as the Company’s CFO from 2014 to 2021, explained that the staffing change is part of the Company’s ongoing efforts to reduce expenses and improve shareholder returns.

Ms. Landi has been an accounting and audit professional since 2002, serving at Moss Adams and Hein & Associates prior to joining the Company in 2019. She received a B.S. in Accounting from Saint Vincent College and a M.B.A. from the University of Colorado, and she is a Certified Public Accountant.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate. As of the date of this release, the Company owns and/or manages approximately 177,400 acres in 17 states, including Arkansas, California, Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska, North Carolina, Ohio, Oklahoma, South Carolina, and Texas. In addition, the Company owns land and buildings for four agriculture equipment dealerships in Ohio leased to Ag Pro under the John Deere brand. The Company has approximately 26 crop types and over 100 tenants. The Company elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014. Additional information: www.farmlandpartners.com or (720) 452-3100.

Contact:

Phillip Hayes

phayes@farmlandpartners.com